Pricing Supplement No. J1225 To Product Supplement No. I–A dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 May 4, 2020
Structured Investments	Credit Suisse $1,000,000 Buffered Contingent Coupon Autocallable Yield Notes due May 19, 2021 Linked to the Performance of the Class A Common Stock of Lennar Corporation
•	The securities, which we refer to as the “notes,” do not guarantee any return of principal at maturity and do not provide for the regular payment of interest. Any payment or delivery on the notes is subject to our ability to meet our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) accept the risks of owning equities in general and the Class A common stock of Lennar Corporation in particular and (iii) lose some or all of their investment if the Final Level is less than the Buffer Level.
•	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $500 per $10,000 principal amount of notes and all prior unpaid contingent coupons, if any, that were not paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Contingent coupons should not be viewed as ordinary periodic interest payments.
•	If a Trigger Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to $10,000 per principal amount of the notes you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date, and no further payments will be made following an Automatic Redemption.
•	If the Final Level is less than the Buffer Level, investors will lose 1.429% of their principal for every 1% decline in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. You could lose your entire investment, excluding contingent coupons, if any, on the notes.
•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing May 19, 2021.
•	Minimum purchase of $10,000. Minimum denominations of $10,000 and integral multiples of $10,000 in excess thereof.
•	The offering price for the notes was determined on May 4, 2020 (the “Pricing Date”), and the notes are expected to settle on May 7, 2020 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.
•	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 9 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$10,000	$100	$9,900
Total	$1,000,000	$10,000	$990,000

(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $100 per $10,000 principal amount of notes.

Credit Suisse currently estimates the value of each $10,000 principal amount of the notes on the Pricing Date is $9,836.40 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

May 4, 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	The issuer of the Underlying.
Underlying:	The notes are linked to the Underlying set forth in the table below. For more information on the Underlying, see “The Underlying” herein. The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Coupon Barrier Level, Buffer Level and Trigger Level:
	Underlying	Ticker	Initial Level	Coupon Barrier Level	Buffer Level	Trigger Level
	Class A Common Stock of Lennar Corporation	LEN UN <Equity>	$49.46	$34.62 (Approximately 70% of Initial Level)	$34.62 (Approximately 70% of Initial Level)	$49.46 (100% of Initial Level)
Contingent Coupons:	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $500 per $10,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon, if any, will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the Observation Level applicable to such Observation Date is less than the Coupon Barrier Level.
Observation Level:	For each Trigger Observation Date and each Observation Date, excluding the Final Valuation Date, the Observation Level will equal the closing level of the Underlying on such Trigger Observation Date or Observation Date, as applicable. For the Final Valuation Date, the Observation Level will equal the Final Level.
Redemption Amount:	If these notes have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the performance of the Underlying. For each $10,000 principal amount of notes, the Redemption Amount will be determined as follows:
• If the Final Level is less than the Buffer Level, you will receive the Physical Delivery Amount plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted below. If the Final Level is less than the Buffer Level, you will be exposed on a leveraged basis to the decline in the Underlying and will receive less than the principal amount of your notes at maturity. You could lose your entire investment, excluding contingent coupons, if any, on the notes.
• If the Final Level is greater than or equal to the Buffer Level, $10,000. Therefore, you will not participate in any appreciation of the Underlying.
Any payment or delivery on the notes is subject to our ability to meet our obligations as they become due.
Automatic Redemption:	If a Trigger Event occurs, the notes will be automatically redeemed and you will receive on the Contingent Coupon Payment Date immediately following the relevant Trigger Observation Date (the “Automatic Redemption Date”) a cash payment equal to $10,000 for each $10,000 principal amount of notes you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on such Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the notes. Any payment on the notes is subject to our ability to meet our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the Observation Level applicable to such Trigger Observation Date is greater than or equal to the Trigger Level.

Physical Delivery Amount:	The Physical Delivery Amount per $10,000 principal amount of notes is a number of shares of the Underlying rounded down to the nearest whole number and equal to the product of (i) $10,000 divided by the Buffer Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Pricing Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional share in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Buffer Level is greater than $10,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $10,000 principal amount of notes you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $10,000 divided by the Buffer Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the first Valuation Date.
Initial Level:	The closing level of the Underlying on the Strike Date, as set forth in the table above.
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Strike Date:	May 1, 2020
Maturity Date:	May 19, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates” or if the Final Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Redemption Amount will be paid or delivered on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22550MES4
Key Dates:	Each Observation Date, Trigger Observation Date, Contingent Coupon Payment Date and Valuation Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates” or if any Valuation Date is postponed because it is not a trading day. If any Valuation Date is not a trading day for any Underlying, then each Valuation Date for such Underlying scheduled to occur on consecutive trading days following such Valuation Date, if any, will be postponed by the corresponding number of trading days by which such Valuation Date is postponed.
Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates	Valuation Dates
August 18, 2020	August 18, 2020	August 21, 2020	May 10, 2021
November 18, 2020	November 18, 2020	November 23, 2020	May 11, 2021
February 17, 2021	February 17, 2021	February 22, 2021	May 12, 2021
Final Valuation Date		Maturity Date	May 13, 2021
May 14, 2021 (“Final Valuation Date”)

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–A dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Hypothetical Redemption Amounts and Total Payments on the Notes

The table and examples below illustrate, for a $10,000 investment in the notes, hypothetical Redemption Amounts payable at maturity for a hypothetical range of return on the Notes and, in the case of the contingent coupon payment examples, total contingent coupons over the term of the notes, which will depend on the number and timing of Coupon Barrier Events that have occurred over the term of the notes. The table and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $500 per $10,000 principal amount of notes will be paid on the immediately following Contingent Coupon Payment Date, (ii) the notes are not automatically redeemed prior to maturity, (iii) the Buffer Level is 70% of the Initial Level, (iv) the Trigger Level is 100% of the Initial Level, (v) a hypothetical Initial Level of $57.14, (vi) a share adjustment factor of 1.0 and (vii), if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual contingent coupon amount, Buffer Level, Trigger Level and Initial Level are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts and contingent coupon examples set forth below are for illustrative purposes only. The actual Redemption Amounts and total contingent coupons applicable to a purchaser of the notes will depend on whether and when any Coupon Barrier Events have occurred over the term of the notes and whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level.

Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the notes will be automatically redeemed for a cash payment equal to the principal amount of the notes you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that were not paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made in respect of the notes.

You will not participate in any appreciation in the Underlying. You should consider carefully whether the notes are suitable to your investment goals. Any payment or delivery on the notes is subject to our ability to meet our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level	Return on the Notes (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)*
100%	0%	$10,000
90%	0%	$10,000
80%	0%	$10,000
70%	0%	$10,000
60%	0%	$10,000
50%	0%	$10,000
40%	0%	$10,000
30%	0%	$10,000
20%	0%	$10,000
10%	0%	$10,000
0%	0%	$10,000
−10%	0%	$10,000
−20%	0%	$10,000
−30%	0%	$10,000
−31%	-1.429%	250 shares
−40%	-14.286%	250 shares
−50%	-28.571%	250 shares
−60%	-42.857%	250 shares
−70%	-57.143%	250 shares
−80%	-71.429%	250 shares
−90%	-85.714%	250 shares
−100%	−100%	$0

*If shares are delivered, the Redemption Amount will be comprised of a number of shares plus a cash amount in lieu of any fractional shares. The value of the shares delivered at maturity will depend on the value of the Underlying at the time of delivery. Therefore, the return on the notes may differ from and may be lower than the percentage change in the level of the Underlying from the Initial Level to the Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Final Valuation Date” herein.

EXAMPLES:

The following examples illustrate how the contingent coupon payments are calculated.

Example 1: A Coupon Barrier Event occurs on every Observation Date.

Underlying	Observation Level on the first through fourth Observation Dates
LEN	Less than Coupon Barrier Level

Because a Coupon Barrier Event occurred on every Observation Date, no contingent coupon payments will be made on the notes.

Example 2: A Coupon Barrier Event does not occur on any Observation Date.

Underlying	Observation Level on the first through fourth Observation Dates
LEN	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on any Observation Date, you will receive the contingent coupon of $500 with respect to each Observation Date on the respective Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $500 x 4 = $2,000.

Example 3: A Coupon Barrier Event occurs on the first, second and fourth Observation Dates.

Underlying	Observation Level on the first and second Observation Dates	Observation Level on the third Observation Date	Observation Level on the fourth Observation Date
LEN	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first and second Observation Dates, no contingent coupon will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $500 with respect to the third Observation Date and the unpaid contingent coupons with respect to the first and second Observation Dates, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $500 x 3 = $1,500.

Because a Coupon Barrier Event occurred with respect to the fourth Observation Date, no contingent coupon will be paid with respect to that Observation Date.

The total amount of the contingent coupons received in this example is $500 x 3 = $1,500.

Example 4: A Coupon Barrier Event occurs on the second and fourth Observation Dates.

Underlying	Observation Level on the first Observation Date	Observation Level on the second Observation Date	Observation Level on the third Observation Date	Observation Level on the fourth Observation Date
LEN	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level

Because a coupon barrier event did not occur on the first Observation Date, you will receive the contingent coupon of $500 with respect to that Observation Date on the related Contingent Coupon Payment Date.

Because a Coupon Barrier event occurred on the second Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $500 with respect to the third Observation Date and the unpaid contingent coupon with respect to the second Observation Date, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $500 x 2 = $1,000.

Because a coupon barrier event occurred on the fourth Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $500 x 3 = $1,500.

Example 5: A Coupon Barrier Event occurs on the first through third Observation Dates.

Underlying	Observation Level on the first through third Observation Dates	Observation Level on the fourth Observation Date
LEN	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first through third Observation Dates, no contingent coupons will be paid on the respective related Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the fourth Observation Date, on the fourth Contingent Coupon Payment Date you will receive the contingent coupon of $500 with respect to the fourth Observation Date and the unpaid contingent coupons with respect to the first through third Observation Dates.

The total amount of the contingent coupons received in this example is $500 x 4 = $2,000.

As long as a Coupon Barrier Event does not occur on the final Observation Date, you will ultimately receive the maximum coupon amount for each $10,000 principal amount of the notes.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level is greater than the Initial Level.

Underlying	Final Level
LEN	110% of Initial Level

Because the Final Level is greater than or equal to the Buffer Level, the Redemption Amount equals $10,000. Even though the Final Level is greater than the Initial Level, you will not participate in any appreciation of the Underlying.

Example 2: The Final Level is less than the Initial Level but greater than or equal to the Buffer Level.

Underlying	Final Level
LEN	90% of Initial Level

Because the Final Level is greater than or equal to the Buffer Level, the Redemption Amount equals $10,000.

Example 3: The Underlying decreases by 40% from its Initial Level to its Final Level.

Underlying	Final Level
LEN	60% of Initial Level

Because the Final Level is less than the Buffer Level, the investor receives a Redemption Amount equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$10,000 / Buffer Level
	=	$10,000 / $40
	=	250 shares of the Underlying
Redemption Amount	=	Physical Delivery Amount
	=	250 shares of the Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 250 shares of the Underlying. The value of the Redemption Amount based on the Final Level is $8,571.43, calculated as follows:

Physical Delivery Amount	=	250 shares of the Underlying
Value of Redemption Amount on the Final Valuation Date	=	250 shares of the Underlying × $34.28
	=	$8,571.43

In this scenario, the level of the Underlying decreases by 40% and you will lose 14.286% of the principal amount at maturity; therefore the notes will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the notes) of 25.714%. In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Example 4: The Underlying decreases by 70% from its Initial Level to its Final Level.

Underlying	Final Level
LEN	30% of Initial Level

Because the Final Level is less than the Buffer Level, the investor receives a Redemption Amount equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$10,000 / Buffer Level
	=	$10,000 / $40
	=	250 shares of the Underlying
Redemption Amount	=	Physical Delivery Amount
	=	250 shares of the Underlying

In this example, at maturity an investor would receive a Redemption Amount equal to 250 shares of the Underlying. The value of the Redemption Amount based on the Final Level is $4,285.71, calculated as follows:

Physical Delivery Amount	=	250 shares of the Underlying
Value of Redemption Amount on the Final Valuation Date	=	250 shares of the Underlying × $17.14
	=	$4,285.71

In this scenario, the level of the Underlying decreases by 70% and you will lose 57.143% of the principal amount at maturity; therefore the notes will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the notes) of 12.857%. In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery. A comparison of this example with the previous example illustrates the diminishing benefit of the effective buffer as the level of the Underlying decreases.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the notes are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the notes, or you may receive nothing, excluding contingent coupons, if any. If the Final Level is less than the Buffer Level, you will be fully exposed to such negative performance on a leveraged basis of $10,000 divided by the Buffer Level, which will progressively offset the protection offered by the buffer feature. Accordingly, the lower the Final Level, the less benefit you will receive from the buffer. You could lose your entire investment. Any payment or delivery on the notes is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The notes will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the notes (excluding contingent coupons, if any) is $10,000 for each $10,000 principal amount of the notes. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

•	THE NOTES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the notes do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the notes, if any, will depend on the performance of the Underlying during the term of the notes and when and how many Coupon Barrier Events occur. Contingent coupons should not be viewed as ordinary periodic interest payments. If a Coupon Barrier Event occurs on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the notes. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event has not occurred on the immediately preceding Observation Date. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons are variable and may be zero.

Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the notes until near the end of the term of the notes, you would not receive any contingent coupons for an extended period of time during the term of the notes. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

In addition, if rates generally increase over the term of the notes, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your notes both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the notes, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These notes are not short-term investments, so you should carefully consider these risks before investing.

•	CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE CLOSING LEVELS ON THE SPECIFIED OBSERVATION DATES — Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing level on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing level on a specific Observation Date, if the closing level is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level was higher on other days during the relevant period. Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes and you may not know whether you will receive any contingent coupons until near the end of the term of the notes.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that (i) the level of the Underlying could be less than the Coupon Barrier Level on any Observation Date or (ii) the Final Level could be less than the Buffer Level, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Buffer Level) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Buffer Level may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the notes. The level of the Underlying for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD REDUCE THE REDEMPTION AMOUNT AND CONTINGENT COUPONS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Underlying from the Strike Date to the Final Valuation Date. For example, if the closing level of the Underlying on the first four Valuation Dates is lower than the closing level of the Underlying on the Final Valuation Date and the Final Level is less than the Buffer Level, you will receive less at maturity than you would have received had the notes measured the point-to-point performance of the Underlying from the Strike Date to the Final Valuation Date.

The averaging convention may also affect whether you receive a contingent coupon on the Maturity Date. Because the Observation Level of the Underlying for the Final Valuation Date will equal the Final Level (which is the arithmetic average of the closing levels on each of the five Valuation Dates), it is possible that such Observation Level could be less than the Observation Level would have been had they been measured on a single day. As a result, a Coupon Barrier Event could occur under circumstances where one would not have occurred had the Observation Level for the Final Valuation Date been measured on a single day.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE FINAL VALUATION DATE — If the Final Level is less than the Buffer Level, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Final Valuation Date will be less than $10,000 per $10,000 principal amount of notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Final Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. Therefore, if the Buffer Level is greater than $10,000, the Redemption Amount will be paid in cash, unless the share adjustment factor increases by an amount sufficient to result in the delivery of at least one share.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	THE NOTES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The notes are subject to a potential Automatic Redemption. If the notes are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the notes.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE NOTES — The notes are subject to a potential Automatic Redemption. If a Trigger Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to the principal amount of the notes you hold and the contingent coupon payable on that Contingent Coupon Payment Date, and no further payments will be made in respect of the notes. In this case, you will lose the opportunity to continue to be paid contingent coupons from the date of Automatic Redemption to the scheduled Maturity Date. In addition, any cost effectively borne by you, such as transaction costs, hedging costs and agent’s discounts and commissions (as described below), will not be rebated if the notes are automatically redeemed.

•	HEDGING AND TRADING ACTIVITY — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the notes, including in the Underlying or instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring securities such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit

Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlying. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the notes;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlying and therefore, the value of the notes.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

According to its publicly available filings with the SEC, Lennar Corporation is a homebuilder, a provider of residential and commercial mortgage loans and a developer of multifamily rental properties. The Class A common stock of Lennar Corporation is listed on the New York Stock Exchange. Lennar Corporation’s SEC file number is 001-11749 and can be accessed through www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2015 through May 1, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the notes.

For additional information about the Underlying, see “The Underlying” herein.

The closing level of the Underlying on May 1, 2020 was $49.46.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes.

Assuming this treatment of the notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement for cash) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the notes. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the notes that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein.  In particular, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement,

Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA. You should review the section entitled “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $100 per $10,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated May 6, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on May 6, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 6, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on May 6, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse